Exhibit 10.10(c)
The information that is marked [REDACTED] herein has been omitted pursuant to a request for confidential treatment and the redacted information has been filed with the SEC separately

EQUITY INTEREST PLEDGE AGREEMENT
This Amended and Restated Equity Interest Pledge Agreement (hereinafter “this Agreement”) is entered into in Dalian, People’s Republic of China (“PRC” or “China”) on the day of Oct. 12, 2010 by the following parties:

Pledgee:
Dalian Xinding New Material Technology Consultancy Inc., with the registered address of Rm# 2122, Unit one, No. 112 Youhao Road, Zhongshan District, Dalian; and the legal representative of Liang Hai-yan;.

Pledgor:	Yu-kai Wang , with the address of [REDACTED] ; and the ID number of [REDACTED].
WHEREAS,

1.	The Pledgee, a wholly foreign-owned enterprise, is duly incorporated and validly existing under the PRC laws;

2.	The Pledgor, a PRC citizen and the shareholder of Dalian Tongda Equipment and Technology Development Co., Ltd. (“Domestic Company”) holding 51 % equity interests of Domestic Company; and

3.
The Pledgor and Pledgee has entered into a Loan Agreement dated Oct. 12, 2010. (“Loan Agreement”), pursuant to which Pledgee will provide the interest free loan to Pledgor with the amount of RMB  3,570,000 (“Loan”);

4.	The Pledgor and Pledgee have entered into an Equity Interest Purchase Agreement dated as of Oct. 12, 2010.(“Equity Purchase Agreement”);

5.
The Pledgee has entered into a Business Operation Agreement with Domestic Company and its shareholders dated Oct. 12, 2010 (together with this Agreement, Loan Agreement, Equity Purchase Agreement, collectively called “Main Agreement” );

6.	In order to ensure that Pledgor and Domestic Company will perform their obligations under Main Agreement, the Pledgor agrees to pledge all equity interest in Domestic Company as a security.

NOW, THEREFORE, through friendly negotiations and abiding by the principle of equality and mutual benefit, the Parties hereby agree as follows:

1.	Pledge and Guaranteed Scope

1.1
The Pledgor agree to pledge their equity interest in Domestic Company to the Pledgee as a security Pledgor and Domestic Company’s performance of obligation under the Main Agreement. Pledge hereunder refers to the rights owned by the Pledgee, who shall be entitled to a priority in receiving payment by the evaluation or proceeds from the auction or sale of the equity interest pledged by the Pledgor to the Pledgee.

1.2
The effect of guarantee under this Agreement shall not be affected due to the revision or modification of Main Agreement and the guarantee to the obligation of Pledgor and Domestic Company under any revised Main Agreement shall keep effective. The invalid, withdrawal or termination of Main Agreement shall not affect the validity of this Agreement. If Main Agreement becomes invalid and is withdrawn or terminated, the Pledgee has the right to realize immediately the Pledge in accordance with Article 9 of this Agreement.

2.	Pledged Equity

The pledged equity under this Agreement is 51 % equity interests held by the Pledgor in Domestic Company (“Pledged Equity”) and all relevant interests. Upon the effectiveness of this Agreement, the situation of Pledged Equity is set out below:

Domestic Company’s Name: Dalian Tongda Equipment and Technology Development Co., Ltd.

Registered Capital: RMB7,000,000.00

Pledged Equity: 51 % equity interests of Domestic Company

Capital Contribution corresponding to the Pledged Equity: RMB   3,570,000

3.	Creation of Pledge

3.1	The pledge under this Agreement has been registered at the shareholders’ list of Domestic Company on the date hereof.

3.2	The Parties further agree the pledge shall be recorded with the form attached hereto at the list of shareholders of Domestic Company and the list of shareholders shall be delivered to the Pledgee.

3.3
Since the pledge shall be created after being registered at the administration for industry and commerce, the Parties shall comply with relevant laws and regulations and make their best effort to complete the registration.

4.	Term of Pledge

4.1
The term of pledge pursuant to this Agreement shall start from the pledge is recorded at Domestic Company’s Shareholder List until two (2) years after all obligations under Main Agreement has been performed (“Pledge Term”).

4.2
Within the Pledge Term, if the Pledgor and Domestic Company have not performed the obligations under Main Agreement, the Pledgor has the right to exercise the pledge in accordance with Article 9 of this Agreement.

5.	Keeping and Return of Pledge Certificate

5.1
The Pledgor shall deliver the pledge certificate to the Pledgee within three (3) working days after the pledge is recorded at Shareholder’s List of Domestic Company in accordance with Article 3; the Pledgee shall have such pledge documents well kept.

5.2
If the pledge hereunder is terminated pursuant to this Agreement, the Pledgee shall return the pledge certificate to the Pledgor within three (3) working days after the pledge is released pursuant to this Agreement and provide necessary assistance to the Pledgor for dealing with the process of pledge’s release.

6.	Pledgor’s Representations and Warranties

The Pledgor hereby represents and warrants as of the effective date of this Agreement:

6.1	The Pledgor is the sole legal owner of the equity interest pledged;

6.2	The Pledgor does not set up any other pledge or other rights on the equity interest except the set is for the Pledgee’s benefit.;

6.3	Domestic Company’s shareholder meeting has approved the pledge pursuant to this Agreement;

6.4	Upon the effectiveness of this Agreement, this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms to the Pledgor.

6.5
The pledge pursuant to this Agreement does not cause to violate any relevant PRC laws and regulations or cause to breach any agreement or instruments with any third party or any promises made to the third parties;

6.6	All relevant documents and material related to this Agreement provided by the Pledgor to the Pledgee are true, accurate and complete;

6.7	to exercise the rights as shareholder of Domestic Company only upon the written authorization and request by Party A.

7.	Pledgor’s Promises

7.1	During the effective term of this Agreement, the Pledgor promise to the Pledgee for its benefit that the Pledgor shall:

(1)	complete the pledge registration at administration for industry and commerce where Domestic Company is located pursuant to this Agreement once the registration procedure is available.

(2)	not transfer or assign the equity interest, create or permit to create any pledges which may affect on the rights or benefits of the Pledgee without prior written consent from the Pledgee;

(3)
comply with and implement relevant laws and regulations with respect to the pledge of rights; present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within five (5) days upon receiving such notices, orders or suggestions; and comply with such notices, orders or suggestions; or object to the foregoing matters at the reasonable request of the Pledgee or with consent from the Pledgee;

(4)
timely notify the Pledgee of any events or any received notices which may affect the Pledgor’s equity interest or any part of its right, and any events or any received notices which may change the Pledgor’s any warranty and obligation under this Agreement or affect the Pledgor’s performance of its obligations under this Agreement.

7.2
The Pledgor promises that the Pledgee’s right to the Pledge obtained from this Agreement shall not be suspended or inhibited by any legal procedure launched by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor or any such other person.

7.3
The Pledgor promises to the Pledgee that in order to protect or perfect the security for the performance of the Pledgor and Domestic Company’s obligation under Main Agreement, the Pledgor shall execute in good faith and cause other parties who have interests in the pledge to execute all the title certificates, contracts, and perform actions and cause other parties who have interests to take action, as required by the Pledgee; and make access to exercise the rights and authorization vested in the Pledgee under this Agreement.

7.4
The Pledgor promises to the Pledgee that they will execute all amendment documents (if applicable and necessary) in connection to the certificate of Equity Interest with the Pledgee or its designated person (natural person or a legal entity), and provide the notice, order and decision to the Pledgee which considers to be necessary within reasonable time.

7.5
The Pledgor promises to the Pledgee that they will comply with and perform all the guarantees, warranties, covenants, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate all the losses suffered by the Pledgee for the reasons that the Pledgor do not perform or fully perform their guarantees, warranties, covenants, representations and conditions.

8.	Event of Default and Breach of Contract

8.1	The following events shall be regarded as the events of default:
(1)	Pledgor or Domestic Company fails to perform the obligations under the Main Agreement;

(2)	The Pledgor makes any material misleading or mistaken representations, warranties or covenants under Article 5 and Article 6 herein; and the Pledgor breaches any other term and condition herein;

(3)	The Pledgor waives the Pledged Equity or transfers or assigns the Pledged Equity without prior written consent from the Pledgee;

(4)
The Pledgor’s any external loan, security, compensation, covenants or any other compensation liabilities (i) are required to be repaid or performed prior to the scheduled date due to breach; or (ii) are due but can not be repaid or performed as scheduled and thereby cause the Pledgee to believe that the Pledgor’s capacity to perform the obligations herein is affected;

(5)	Domestic Company is incapable of repaying the general debt or other debt;
(6)	This Agreement is illegal or the Pledgor is not capable of continuing to perform the obligations herein due to any reason except force majeure;

(7)	The property of the Pledgor is adversely changed causing the Pledgee to believe that the capability of the Pledgor to perform the obligations herein is affected;

(8)	The successors or agents of the Domestic Company are only able to perform a portion of or refuse to perform the payment obligation under the Main Agreement;

(9)	The breach of the other terms by action or nonfeasance under this Agreement by the Pledgor.

(10)	The Pledgor cannot perform its obligation under this Agreement since this Agreement is deemed as invalid or not executable due to any applicable laws; and

(11)	Any approval, permit or authorization, which causes this Agreement executable and valid, is revoked, termination, invalid or revised materially.

8.2
The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware of or find that any event under Article 8.1 herein or any event that may result in the foregoing events has happened or is going on.

8.3
Unless the event of default under Article 8.1 herein has been solved to the Pledgee’s satisfaction, the Pledgee, at any time when the event of default happens or thereafter, may give a written notice of default to the Pledgor and require the Pledgor to immediately make full payment of the loan and the outstanding service fees under the Main Agreement and other payables or exercise the Pledge right in accordance with Article 9 herein.

9.	Exercise of the Pledge

9.1	The Pledgor shall not transfer or assign the Pledged Equity without prior written approval from the Pledgee prior to the completion of performing all the obligations under the Main Agreement.

9.2
In case of occurrence of event of default indicated in Article 8, the Pledgee shall give a notice of default to the Pledgor when the Pledgee exercises the right of pledge; the Pledgee may exercise the right of pledge at any time when the Pledgee gives a notice of default in accordance with Article 8.3 or thereafter.

9.3
The Pledgee is entitled to sale in accordance with legal procedure or disposes in other manners the Pledged Equity. If the Pledgee decides to exercise its pledge rights, the Pledgor promises to transfer all of its shareholder’s right to Pledgee. In addition, the Pledgee has the right to convert the value of all or party of equity interests pursuant to this Agreement into money in compliance with legal procedure, or has priority of compensation from the proceeds generated from auction or selling off full or part of the equity interests under this Agreement.

9.4	The Pledgor shall not hinder the Pledgee from exercising the right of pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize its Pledge.

10.	Assignment

10.1
The Pledgor shall not donate or transfer its rights and obligations herein without prior written consent from the Pledgee. If the Pledgor dies, the Pledgor agrees to transfer the rights and obligation under this Agreement to the person designated by the Pledgee.

10.2	This Agreement shall be binding upon the Pledgor and his successors and be binding on the Pledgee and his each successor and allowed assignee.

10.3
The Pledgee may transfer or assign his all or any rights and obligations under the Main Agreement to any individual designated by it (natural person or legal entity) at any time to the extent permissible by the laws. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the rights and obligations under the Main Agreement, and such transfer shall only be subject to a written notice serviced to Pledgor, and at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

10.4
After the Pledgee’s change resulting from the transfer or assignment, the new parties to the pledge shall execute a new pledge contract; and the content of new pledge contract shall accord with the content of this Agreement in all material aspects.

11.	Effectiveness and Termination

11.1	The agreement is concluded upon its execution and takes effect on the date hereof.

11.2
To the extent practicable, the Parties shall make their best efforts to register the pledge at the administration for industry and commerce where Domestic Company is located; but the Parties confirm that the effectiveness and validity of this Agreement shall not be affected whatever the registration is done or not.

11.3
This Agreement shall terminated once the Loan under the Loan Agreement are paid and the Obligations under the Operation Agreement are performed and the Pledgor will not undertake any obligations under the Loan Agreement and Domestic Company will not undertake any obligations under the Operation Agreement any more, and the Pledgee shall cancel or terminate this Agreement within reasonable time as soon as practicable.

11.4
The release of pledge shall record accordingly at the Shareholder’s List of Domestic Company, and complete the registration for removing the record at application administration for industry and commerce where Domestic Company is located.

12.	Formalities Fees and Expenses

12.1
The Pledgor shall be responsible for all the fees and actual expenses in relation to this Agreement including but not limited to legal fees, cost of production, stamp tax and any other taxes and charges. If the Pledgee pays the relevant taxes in accordance with laws, the Pledgor shall fully indemnify the Pledgee such taxes paid by the Pledgee.

12.2
The Pledgor shall be responsible for all the fees (including but not limited to any taxes, formalities fees, management fees, litigation fees, attorney’s fees, and various insurance premiums in connection with disposition of Pledge) incurred by the Pledgor for the reason that the Pledgor fails to pay any payable taxes, fees or charges for other reasons which cause the Pledgee to recourse by any means or ways.

13.	Force Majeure

13.1
Force Majeure, which includes but not limited to acts of governments, acts of nature, fire, explosion, typhoon, flood, Landquake, tide, lightning, war, refers to any unforeseen events beyond the party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The effected party by Force Majeure shall notify the other party of such event resulting in exemption promptly.

13.2
In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both parties agree to resume the performance of this Agreement with their best efforts.

14.	Confidentiality
The parties of this agreement acknowledge and make sure that all the oral and written materials exchanged relating to this contract are confidential. All the parties have to keep them confidential and can not disclose them to any other third party without other parties’ prior written approval, unless: (a) the public know and will know the materials (not because of the disclosure by any contractual party); (b) the disclosed materials are required by laws or stock exchange rules; or (c) materials relating to this transaction are disclosed to parties’ legal consultants or financial advisors, however, who have to keep them confidential as well. Disclosure of the confidential by employees or hired institutions of the parties is deemed as the act by the parties, therefore, subjecting them to liability. This Article remains in effect even if this Agreement should become valid, cancelled, terminated or unenforceable.

15.	Governing Law and Dispute Resolution

15.1	The execution, validity, interpretation of this Agreement and the disputes resolution under this Agreement shall be governed by PRC laws.

15.2	The parties shall strive to settle any dispute arising from this Agreement through friendly consultation.

15.3
In case no settlement can be reached through consultation within thirty (30) days after such dispute is raised, each party can submit such matter to Dalian Arbitration Commission in accordance with its then effective rules. The arbitration award shall be final conclusive and binding upon both parties. If there is any dispute is in process of arbitration, other then the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

16.	Notice
Notices or other communications required to be given by any party pursuant to this Agreement shall be made in writing and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of relevant each party or both parties set forth below or other address of the party or of the other addressees specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

Pledgee:  Dalian Xinding New Material Technology Consultancy Inc.
Address: Rm# 2122, Unit one, No. 112 Youhao Road, Zhongshan District, Dalian
Postcode: 116001
Tel:
Fax:

Pledgor: Yu-kai Wang
Address:  REDACTED
Postcode:  REDACTED
Tel:  REDACTED
Fax:  REDACTED

17.	Miscellaneous

17.1
The headings contained in this Agreement are for the convenience of reference only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this Agreement.

17.2
The parties confirm that this Agreement shall constitute the entire agreement of the parties upon its effectiveness with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous verbal or/and written agreements and understandings.

17.3	This Agreement shall be binding and benefit the successor of each Party and the transferee allowed by each Party.

17.4	Any delay of performing the rights under the Agreement by either Party shall not be deemed the waiver of such rights and would not affect the future performance of such rights.

17.5
If any provision of this Agreement is judged as void, invalid or non-enforceable according to relevant laws, the provision shall be deemed invalid only within the applicable area of the PRC Laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or non-enforceable provisions and replace those are void, invalid or non-enforceable provisions with valid provisions to the extent which such provisions could be valid, effective and enforceable.

17.6
Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement of this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

17.7
This Agreement is executed with four (4) original copies and each original copy has the same legal effect; Each Party holds one (1) original copies and others are for pledge registration at relevant authorities.

IN WITNESS THEREFORE, the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Pledgee: Dalian Xinding New Material Technology Consultancy Inc.
Legal/Authorized Representative: Under Seal
Name:
Position:

Pledgor: Yu-kai Wang
Signature: /s/ Yu-kai Wang

Dalian Tongda Equipment and Technology Development Co., Ltd.
List of Shareholders

No.	Name of Shareholder	Type of ID	Equity	Equity Pledged	Pledgee
1	Wang Yu-kai	Identification Card	51%	100%	Dalian Xinding New Material Technology Consultancy Inc.
2	Wang Di	Identification Card	41.2%	100%	Dalian Xinding New Material Technology Consultancy Inc.
3	Fei Li-zhi	Identification Card	7.8%	100%	Dalian Xinding New Material Technology Consultancy Inc.

Company Seal：Dalian Tongda Equipment and Technology Development Co., Ltd.

Oct.12, 2010